Exhibit 99.1

Tenneco Names Brian Kesseler as Chief Executive Officer

Gregg Sherrill to Serve as Executive Chairman

LAKE FOREST, Ill.--(BUSINESS WIRE)--February 2, 2017--Tenneco Inc. (NYSE: TEN) announced today that its board of directors has approved the appointment of Brian Kesseler, 50, as the company’s new chief executive officer. He succeeds Gregg Sherrill, 64, who has been serving as chairman and CEO since January 2007. Sherrill will continue his tenure with Tenneco as executive chairman. These changes are effective May 17, 2017, concurrent with the company’s annual meeting of stockholders.

Under Gregg Sherrill’s 10 years of leadership, Tenneco has delivered revenue growth twice that of industry volume growth, margin expansion of 55% and annual adjusted EPS growth of 17%.

“Gregg has been an outstanding chief executive officer. He set a vision and strategic direction that has delivered profitable growth and positions Tenneco for continued success,” said Paul Stecko, lead director, Tenneco Board of Directors. “Although Gregg has decided to transition out of the CEO role, we look forward to his continued leadership as executive chairman.”

“The board is very pleased to promote Brian Kesseler, a proven leader with broad industry experience, global perspective and demonstrated success in driving strategy and operational excellence,” added Stecko. “He has all the right attributes to succeed Gregg as CEO and I am confident it will be a seamless transition.”

“I look forward to having Brian in the CEO role as we continue to execute on a proven strategy that is delivering results in both our Clean Air and Ride Performance product lines,” said Sherrill. “Brian’s passion for our industry, leadership qualities and track record of elevating performance, including the last two years as chief operating officer, make him an exceptionally strong executive and the right person to lead our global team in achieving even greater success for our customers and shareholders.”

Brian Kesseler joined Tenneco in January 2015 as chief operating officer. He also serves as a member of the Tenneco Board of Directors. Prior to joining Tenneco, he was president of Johnson Controls Power Solutions, a role he assumed in 2013. Kesseler joined Johnson Controls in 1994 and served in leadership roles in the company’s Automotive Experience and Building Efficiency businesses. He began his manufacturing career with Ford Motor Company.

Tenneco plans to issue its fourth quarter and full year 2016 earnings release before the market opens on February 7, 2017. The company will hold a conference call the same day to discuss Tenneco’s results, outlook and answer any questions regarding this announcement. Dial-in information is available on the investor section of the company’s web site at www.tenneco.com

Tenneco is an $8.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 30,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomers.

CONTACT:
Tenneco Inc.
Bill Dawson
Media inquiries
847 482-5807
bdawson@tenneco.com
or
Linae Golla
Investor inquires
847 482-5162
lgolla@tenneco.com